Exhibit 99.1

NEWS RELEASE

Nabors Prices $1 Billion Senior Guaranteed Notes Offering

HAMILTON, Bermuda, Jan. 7, 2020 /PRNewswire/-- Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) today announced that it has priced $600 million in aggregate principal amount of senior guaranteed notes due 2026 (the “2026 Notes”) and $400 million in aggregate principal amount of senior guaranteed notes due 2028 (the “2028 Notes” and, together with the 2026 Notes, the “notes”) in the private placement offering it announced yesterday. The 2026 Notes will bear interest at an annual rate of 7.25% and are being offered to investors at an initial price of 100% of par. The 2028 Notes will bear interest at an annual rate of 7.50% and are being offered to investors at an initial price of 100% of par. The notes will be fully and unconditionally guaranteed by certain of Nabors’ indirect wholly-owned subsidiaries consisting of Nabors Industries, Inc. (“NII”), Nabors Drilling Holdings Inc., Nabors International Finance Inc., Nabors Lux Finance 1, Nabors Global Holdings Ltd. and Nabors Holdings Ltd. The sale of the notes to the initial purchasers is expected to close on January 10, 2020, subject to customary closing conditions, and is expected to result in approximately $986 million in net proceeds to Nabors after deducting offering commissions payable by Nabors.

The notes will be senior unsecured obligations of Nabors and will rank pari passu in right of payment with all of Nabors’ existing and future senior obligations. The guarantees of the notes will be senior unsecured obligations of the guarantors and will rank pari passu in right of payment with all of the guarantors’ existing and future senior obligations. The 2026 Notes will mature on January 15, 2026 and the 2028 Notes will mature on January 15, 2028.

Nabors intends to use the net proceeds from the offering to fund NII’s offer to repurchase, for an aggregate purchase price of up to $800 million, NII’s 5.50% senior notes due 2023, 4.625% senior notes due 2021, 5.10% senior notes due 2023 and 5.00% senior notes due 2020 in the previously announced tender offers and consent solicitations for such notes, and will use the remaining proceeds for general corporate purposes, including the repayment of other debt.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

NEWS RELEASE

The notes will not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or its subsidiaries, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release shall not constitute an offer to purchase any notes in the tender offers described above. Any such offer shall be made solely by means of the related Offer to Purchase and Consent Solicitation Statement.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

About Nabors Industries

Nabors (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Media Contacts:

For further information regarding Nabors, please contact Dennis A. Smith, Senior Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William C. Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com.

SOURCE Nabors Industries Ltd.